EXHIBIT 99

      Sypris Completes Purchase of Dana Plant in Toluca, Mexico;
             Begins 8-Year, $500 Million Supply Agreement

    LOUISVILLE, Ky.--(BUSINESS WIRE)--June 30, 2004--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today announced that it has completed the purchase of a manufacturing campus located in Toluca, Mexico from Dana Corporation (NYSE:DCN) ("Dana") and has begun to furnish Dana with a wide range of drive train components under an eight-year supply agreement that accompanied the purchase. The transaction, which represents the second phase of a larger deal, was first announced on September 4, 2003. The closing of the first phase, which involved the purchase of Dana's plant in Morganton, North Carolina, occurred on December 31, 2003.
    The outsourcing arrangement will begin in phases over the next several years and will cover approximately $65 million of business per year when completed, or approximately $500 million over the term of the contract, based upon current market conditions. Initial shipments will begin immediately from Toluca, with the components to be incorporated into steer and drive axle assemblies for sale by Dana to commercial vehicle OEMs such as PACCAR and International, and to medium-duty truck manufacturers such as General Motors.
    The purchase of Dana's manufacturing campus in Toluca includes eight buildings and approximately 370,000 square feet of space under roof. As part of the transaction, Dana has leased approximately 138,000 square feet in four of the buildings for its continued use for certain machining and final assembly operations. The plant supplies the Heavy Vehicle Technologies and Systems Group of Dana with a wide range of forged and machined components, including axle shafts, knuckles, I-beams, input shafts, pinions, ring gears and steer arms, among others. The purchase price approximated $15.6 million and included the purchase of inventory. Approximately 460 people transferred to Sypris as part of the transaction.
    Commenting on the announcement, Jeffrey T. Gill, president and chief executive officer of Sypris Solutions, said, "We are pleased to have this additional opportunity to expand our long-term relationship with Dana. We intend to support Dana with investments in technology and state-of-the-art manufacturing processes so that the cost, quality and reliability of these components remain competitive on a global scale for years to come."
    "We are preparing to invest an additional $10 to $12 million to improve productivity and increase the plant's capacity to meet the rapidly escalating demand of Dana's commercial vehicle customers. As we focus our attention on the balance of this project, which includes the purchase of equipment located at two other Dana operations, we intend to work closely with Dana to make certain that the transfer of assets and production takes place seamlessly."
    In September of 2003, Sypris announced that it had signed a letter of understanding with Dana that included the purchase of the Toluca and Morganton operations, and certain production equipment located at Dana's plants in Glasgow, Kentucky and Humboldt, Tennessee, which Sypris expected to generate approximately $130 million of business per year when completed, based upon current market conditions.
    Gill continued, "As we look to the future, this latest contract with Dana is expected to generate an additional $7 to $8 million of revenue for Sypris during each of the third and fourth quarters of this year, $45 to $50 million of revenue during 2005 and $65 million of annual revenue upon reaching full production. The earnings impact of the new contract is expected to be negligible for 2004 as we incur certain transition expenses associated with the absorption of the new operation, but is forecast to contribute $0.10 to $0.12 per diluted share to earnings for 2005, assuming 19.2 million weighted average shares outstanding."
    "With the closing of this transaction, Sypris has now secured a total of $1.5 billion of new contracts over the past six months and invested $52 million for the purchase of three additional manufacturing facilities that have greatly expanded our capabilities and are expected to make a major contribution to our financial results for years to come. Our task is to complete the successful integration of these added capabilities into the Sypris organization and prepare these operations for additional opportunities going forward."
    A conference call is scheduled for Wednesday, June 30, 2004, at 5:30 p.m. Eastern Time to discuss the content of this agreement with Dana. The call can be accessed live via the Internet. Visit www.sypris.com or www.fulldisclosure.com for the link to the call or to listen to a replay of the call, which will be available for 30 days.
    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.
    This press release, and any oral statements made with reference to this cautionary guidance, includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as they relate to, or may affect, the Company's future results. These statements only reflect management's current opinions; and no assurance can be given, that any of these results will actually occur. Important factors could cause performance to differ materially from projected results contained in, or based upon, these statements, including: the ability to successfully manage growth or contraction in the economy, or the commercial vehicle or electronics markets; access to capital on favorable terms as needed for operations or growth; the ability to achieve expected annual savings and synergies from past and future business combinations; the ability to successfully integrate past and future business combinations; competitive factors and price pressures; availability of raw materials such as steel or third party component parts on a timely basis at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; changes in product mix; program changes, delays, or cancellations by the government or other customers; concentrated reliance on major customers or suppliers; cost and yield issues associated with the Company's manufacturing facilities; revisions in estimated costs related to major contracts; labor relations; risks inherent in operating abroad, including foreign currency exchange rates; performance of our pension fund portfolios; changes in applicable law or in the Company's regulatory authorizations, security clearances, or other legal rights to conduct its business, deal with its work force or export goods and services; adverse regulatory actions, or other governmental sanctions; risks of litigation, including litigation with respect to environmental or asbestos-related matters, customer or supplier claims, or stockholders; the effects (including possible increases in the cost of doing business) resulting from future war and terrorists activities or political uncertainties; natural disasters, casualties, utility disruptions, or the failure to anticipate unknown risks and uncertainties present in the Company's businesses; dependence on current management; as well as other factors included in the Company's reports filed with the Securities and Exchange Commission.

    CONTACT: Sypris Solutions Inc., Louisville
             David D. Johnson, 502-329-2000
             www.sypris.com